                                                                    EXHIBIT 99.1


VASCO Reports Results for Fourth Quarter and Full Year 2004

REVENUES INCREASED 50% OVER FOURTH QUARTER AND 31% OVER FULL-YEAR 2003, RESPECTIVELY, ON RECORD NUMBER OF TOKENS SHIPPED; BACKLOG AT $10.7 MILLION FOR THE FIRST QUARTER OF 2005, INCLUDING $1.0 MILLION FROM ITS RECENT ACQUISITION OF AOS-HAGENUK, UP 106% COMPARED TO BACKLOG FOR FIRST QUARTER OF 2004 AND UP 57% COMPARED TO BACKLOG FOR FOURTH QUARTER 2004. FINANCIAL RESULTS TO BE DISCUSSED ON CONFERENCE CALL TODAY AT 10:00 A.M. E.S.T.

OAKBROOK TERRACE, Ill., and BRUSSELS, Belgium, February 15, 2005 - VASCO Data Security International, Inc. (Nasdaq: VDSI) ( www.vasco.com), today reported financial results for the fourth quarter and full year ended December 31, 2004.

Revenues for the fourth quarter of 2004 increased 50% to $9,298,000 from $6,196,000 in 2003 and, for the full year 2004, increased 31% to $29,893,000 from $22,866,000 in 2003.

Net income available to common shareholders for the fourth quarter of 2004 was $481,000, or $0.01 per diluted share and compares to $165,000, or $0.01 per diluted share in 2003. Net income available to common shareholders for the full year 2004 was $3,021,000, or $0.09 per diluted share compared to a loss of $1,715,000, or $0.06 per diluted share in 2003. Net income available to common shareholders for full year 2003 included a charge of $3,720,000 for the beneficial conversion option associated with the issuance of the Series D 5% Cumulative Preferred Stock.

Financial Highlights:

      o Results reflect the eighth consecutive quarter of operating profit and positive earnings before interest, taxes, depreciation and amortization ("EBITDA").

      o Results reflect the fourth consecutive quarter-over-quarter increase in revenue. Revenue for the fourth quarter 2004 is 26% higher than the third quarter of 2004.

      o Gross profit was $6,032,000 or 65% of revenue for the fourth quarter and $20,709,000 or 69% of revenue for the full year 2004. Gross profit was $3,913,000 or 63% of revenue for the fourth quarter and $13,856,000 or 61% of revenue for the full year 2003.

      o Operating expenses for the fourth quarter and full year 2004 were $4,539,000 and $15,157,000, respectively, an increase of 28% from $3,547,000 reported for the fourth quarter 2003 and an increase of 19% from $12,733,000 reported for the full year 2003.

      o Operating income for the fourth quarter and full year 2004 was $1,493,000 and $5,552,000, respectively, an increase of $1,127,000, or 308%, from $366,000 reported for the fourth quarter of 2003 and an increase of $4,429,000, or 394%, from the $1,123,000 reported for the full year 2003. Operating income as a percentage of revenue for the fourth quarter and full year 2004 was 16% and 19%, respectively, compared to 6% and 5% for the comparable periods in 2003.

      o Other expense, which primarily includes exchange gains and losses, was $538,000 for the fourth quarter 2004 and $539,000 full year 2004 and compares to expense of $261,000 for the fourth quarter of 2003 and income of $115,000 for the full year 2003.

      o Income from continuing operations for the fourth quarter and full year 2004 was $516,000 and $3,253,000, respectively, and compares to $236,000 and $761,000 reported for the same periods in 2003.

      o Net income from total operations for the fourth quarter and for the full year 2004 was $516,000 and $3,253,000, respectively, an increase of 94% from $266,000 reported for the fourth quarter of 2003 and an increase of 18% from $2,756,000 reported for the full year 2003, respectively. Net income from total operations in 2003 included the results of its VACMAN Enterprise business, which was sold in the third quarter of 2003.

      o Earnings before interest, taxes, depreciation and amortization from continuing operations was $1,186,000 and $5,747,000 for the fourth quarter and for the full year 2004, respectively, an increase of 240% from $349,000 reported for the fourth quarter of 2003 and an increase of 150% from $2,299,000 reported for the full year 2003.

      o Cash balances at December 31, 2004 totaled $8,220,000 compared to $8,948,000 and $4,817,000 at September 30, 2004 and December 31,
            2003, respectively.

Operational and Other Highlights:

      o VASCO wins 196 new customers in Q4 2004 (22 banks and 174 corporate customers) and 543 for full year 2004. Year-to-date new customers include 70 new banks and 473 corporate customers.

      o VASCO ships approximately 1,065,000 Digipass authentication tokens in the fourth quarter and approximately 2,835,000 for the full year 2004, an increase of 18% over the number of tokens shipped in full year 2003. The number of Digipass tokens shipped in the fourth quarter of 2004 was 405,000 units, or 61%, higher than the 660,000 tokens shipped in the third quarter of 2004.

      o Egnatia Bank (Greece), ING Luxemburg and Swedbank (Sweden) to use VASCO's Digipass for Retail Banking

      o VASCO launches VACMAN Middleware 2.3 and Digipass Plug-In for Novel NMAS Version 3

      o     VASCO signs new distributors in Ireland, Switzerland and Norway

      o VASCO hosts successful first Worldwide Banking Summit. Over 80 Bankers from 21 Countries Attend Banking Summit on October 20 and 21.

      o     Benelux Channel Summit On October 21 Attracts Over 40 Delegates

"Our strategies to expand the market's awareness of our products are working as evidenced by our year-over-year and quarter-over-quarter growth in revenue and the continued expansion of our customer base," said Ken Hunt, VASCO's CEO, and Chairman. "As we mentioned in earlier quarters, we have increased our investment in sales and marketing programs and, at the same time, maintained strong profitability. We expect that we will be able to continue that pattern throughout 2005 as communicated in the guidance we issued in December 2004."

"The results of the fourth quarter reflect strong growth in our banking market, especially the consumer banking market," said Jan Valcke, VASCO's President and COO." The fourth quarter included large volume shipments to both our traditional strategic banking customers as well as new banking customers. We believe that our product is very well suited for consumer applications where large quantities of tokens need to be distributed at an affordable price. The market appears to agree as interest in and demand for our products continues to grow rapidly. In addition to the significant increase in Q4 revenues, our backlog for orders to be shipped in Q1 2005, excluding the backlog from our recent acquisition of AOS-Hagenuk, is 87% higher than the backlog reported for Q1 2004 and is 43% higher than Q4 2004. Including the backlog for AOS-Hagenuk, the total backlog for Q1 2005 is 106% higher than Q1 2004 and is 57% higher than Q4 2004."

Cliff Bown, Executive Vice President and CFO added, "Our balance sheet continues to strengthen as a result of the strong operating performance. While cash balances decreased $728,000 or 8% from September 30, 2004 due to tax payments in the quarter, cash has increased $3,403,000 or 71% from December 31, 2003. Our working capital increased by 16% in the fourth quarter, from $8,685,000 at September 30, 2004 to $10,055,000 at December 31, 2004. Days Sales Outstanding
(DSO) in net accounts receivable increased to approximately 59 days at December 31, 2004 from 43 days at September 30, 2004 due in large part to the significant amount of shipments in the month of December."

Conference Call Details

In conjunction with this announcement, VASCO Data Security International, Inc. will host a conference call today, February 15, 2005, at 10:00 a.m. EST - 16:00h CET. During the Conference Call, Mr. Ken Hunt, CEO, Mr. Jan Valcke, President and COO, and Mr. Cliff Bown, CFO, will discuss VASCO's Results for the Fourth Quarter and Full Year 2004.

To participate in this Conference Call, please dial one of the following numbers:

USA/Canada: +1 800-322-0079
International:  +1 973-409-9258

And mention access code: VASCO to be connected to the Conference Call.

The Conference Call is also available in listen-only mode on www.vasco.com. Please log on 15 minutes before the start of the Conference Call in order to download and install any necessary software. The recorded version of the Conference Call will be available on the VASCO website 24 hours a day.

                     VASCO DATA SECURITY INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                          THREE MONTHS ENDED          TWELVE MONTHS ENDED
                                                              DECEMBER 31,                DECEMBER 31,
                                                       --------------------------   ------------------------
                                                           2004          2003           2004         2003
                                                       ------------  ------------   ------------  ----------

 Net revenues                                          $      9,298  $      6,196   $     29,893  $   22,866
 Cost of goods sold                                           3,266         2,283          9,184       9,010
                                                       ------------  ------------   ------------  ----------

 Gross profit                                                 6,032         3,913         20,709      13,856
 Operating costs:
       Sales and marketing                                    2,942         2,066          9,160       6,987
       Research and development                                 787           549          2,835       2,281
       General and administrative                               810           931          3,194       3,424
       Restructuring costs (recovery)                             -             -            (32)          -
       Non-cash compensation                                      -             1              -          41
                                                       ------------  ------------   ------------- ----------
            Total operating costs                             4,539         3,547         15,157      12,733

 Operating income from continuing operations                  1,493           366          5,552       1,123

 Interest income (expense), net                                  32            39            120         (80)
 Other income, net                                             (538)         (261)          (539)        115
                                                       ------------  ------------   ------------  ----------

 Income from continuing operations before income taxes          987           144          5,133       1,158
 Provision for income taxes                                     471           (92)         1,880         397
                                                       ------------  ------------   ------------  ----------

       Income from continuing operations                        516           236          3,253         761

 Discontinued operations:
       Income (loss) from discontinued operations                 -            41              -         638
       Gain on sale of discontinued operations                    -           (11)             -       1,357
                                                       ------------  ------------   ------------  ----------

 Net income                                                     516           266          3,253       2,756

 Preferred stock beneficial conversiom option                                   -                     (3,720)
 Preferred stock accretion and dividends                        (35)         (101)          (232)       (751)
                                                       ------------  ------------   ------------- -----------
  Net income (loss) available to common shareholders   $        481  $        165   $      3,021  $   (1,715)
                                                       ============  ============   ============= ===========

 Basic net income (loss) per common share
       Income (loss) from continuing operations        $       0.02  $       0.01   $       0.09  $    (0.13)
       Income from discontinued operations                        -             -              -        0.07
                                                       ------------  ------------   ------------  ----------
            Net income (loss)                          $       0.02  $       0.01   $       0.09  $    (0.06)
                                                       ============  ============   ============  ==========

 Diluted net income (loss) per common share
       Income (loss) from continuing operations        $       0.01  $       0.01         $ 0.09  $      (0.13)
       Income from discontinued operations                        -             -              -          0.07
                                                       ------------  ------------   ------------  ------------
            Net income (loss)                          $       0.01  $       0.01   $       0.09  $      (0.06)
                                                       ============  ============   ============  ============

 Weighted average common shares outstanding:
       Basic                                                 33,167        30,424         32,216        29,270
                                                       ============  ============   ============  ============
       Diluted                                               34,568        31,315         33,128        29,270
                                                       ============  ============   ============  ============

                     VASCO DATA SECURITY INTERNATIONAL, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                    UNAUDITED


                                                                         December 31,   December 31,
                                                                            2004           2003
                                                                       -------------   -------------
ASSETS
CURRENT ASSETS:
     Cash                                                              $      8,138    $      4,817
     Restricted cash                                                             82               -
     Accounts receivable, net of allowance for doubtful accounts
         of $160 and $470 in 2004 and 2003                                    5,965           2,523
     Inventories, net                                                         1,346           1,075
     Prepaid expenses                                                           791             476
     Deferred income taxes                                                       23              70
     Foreign sales tax receivable                                               313             362
     Other current assets                                                       464             335
                                                                       ------------    ------------
            Total current assets                                             17,122           9,658

Property and equipment, net                                                     838             882
Intangible assets, net                                                        1,134           1,378
Goodwill                                                                        250             250
Note receivable and investment in SSI                                           760           1,132
Other assets                                                                    146              83
                                                                       ------------    ------------
Total assets                                                           $     20,250    $     13,383
                                                                       ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Accounts payable                                                  $      3,065    $      1,698
     Deferred revenue                                                           620             386
     Accrued wages and payroll taxes                                          1,602           1,515
     Income taxes payable                                                       435            (197)
     Other accrued expenses                                                   1,345           1,038
                                                                       ------------    ------------
            Total current liabilities                                         7,067           4,440

Long term deferred warranty                                                     152               -

STOCKHOLDERS' EQUITY:
     Series D Convertible Preferred Stock                                     1,504           5,786
     Common stock                                                                34              30
     Additional paid-in capital                                              51,825          47,167
     Accumulated deficit                                                    (40,672)        (43,693)
     Accumulated other comprehensive income (loss) -
            cumulative translation adjustment                                   340            (347)
                                                                       ------------    ------------
 Total stockholders' equity                                                  13,031           8,943
                                                                       ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $     20,250    $     13,383
                                                                       ============    ============

Reconciliation of EBITDA from continuing operations to net income from continuing operations (in thousands);


                                        THREE MONTHS               TWELVE MONTHS
                                      ENDED DECEMBER 31,        ENDED DECEMBER 31,
                                  ---------------------------------------------------
                                     2004          2003          2004         2003
                                  ----------   -----------    ----------   ----------
                                       (unaudited)                  (unaudited)
EBITDA                            $   1,186    $      349     $   5,747    $   2,299

Interest (income) expense, net          (32)          (39)         (120)          80
Tax provision                           471           (92)        1,880          397
Depreciation and amortization           231           244           734        1,061

                                  ----------   -----------    ----------   ----------
Net income                        $     516    $      236     $   3,253    $     761
                                  ==========   ===========    ==========   ==========

ABOUT VASCO: VASCO designs, develops, markets and supports patented "Identity Authentication" products for e-business and e-commerce. VASCO's Identity Authentication software is delivered via its Digipass security products, small "calculator" hardware devices carried by an end user, or in a software format on mobile phones, other portable devices, and PCs. For user access control, VASCO's VACMAN products guarantee that only designated Digipass users get access to the application. VASCO's target markets are the applications and their several hundred million users that utilize fixed passwords as security. VASCO's time-based system generates a "one-time" password that changes with every use, and is virtually impossible to hack, or break. With approximately 13.5 million Digipass products sold and delivered, VASCO has established itself as a world-leader for strong Identity Authentication with over 350 international financial institutions and over 1,500 blue-chip corporations and governments located in more than 80 countries.

Forward Looking Statements
Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes," "anticipates," "plans," "expects," and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

Reference is made to the Company's public filings with the US Securities and Exchange Commission for further information regarding the Company and its operations.

For more information contact:
Jochem Binst, +32 2 456 9810, jbinst@vasco.com